                                   FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             NOTIFICATION OF REGISTRATION PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940


    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  The Travelers Fund ABD II for Variable Annuities

ADDRESS OF PRINCIPAL BUSINESS OFFICE:  One Tower Square, Hartford, CT 06183

TELEPHONE NUMBER:   (860) 277-0111

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

         Ernest J. Wright
         Assistant Secretary
         The Travelers Life and Annuity Company
         One Tower Square
         Hartford, CT 06183

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  /X/  Yes                /  /  No

    Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this Notification of Registration to be duly signed on behalf of the registrant in the City of Hartford and the State of Connecticut on the 22nd day of December, 1995.


                      THE TRAVELERS FUND ABD II FOR VARIABLE ANNUITIES

                      By: The Travelers Life and Annuity Company

                      By:     /s/Jay S. Fishman
                          ---------------------------------------
                              Jay S. Fishman
                              Vice Chairman and Chief Financial Officer


Attest:

By: /s/Ernest J. Wright
    -----------------------------
    Ernest J. Wright
    Assistant Secretary